TO:               Mr. Gibb Crowell
                  CCT Corporation

FROM:             John M. Doyle
                  EcoSoil Systems, Inc.

SUBJECT:          DENY/BioJect Supply Agreement

DATE:             October 7, 1996


OBJECTIVE:  To incorporate DENY(R) (bacterial fungicide) into the BioJect program as a control agent in the disease program.

1. DENY, an EPA registered biological fungicide exclusively marketed by CCT Corporation, would be provided to each golf course at the rate of 1 gallon per golf course per month in those months that a qualifying program is operating at the following price schedule (prices are retroactive to the beginning of the year):

         1-500 gallons                      $160/gallon
         501-1000 gallons                   $140/gallon
         1001 and up                        $120/gallon

2. The license fee paid to CCT is 10% of EcoSoil's program price to the use (golf course superintendent) less 25% (the distributor's margin). This would be paid for each month that the product is utilized as part of the disease control program. EcoSoil has the right to choose which programs, in part or in whole, the DENY will be used based on efficacy for specific diseases. Based upon current information, DENY will be included in the disease programs for SCLEROTINIA, PYTHIUM, RHIZOCTONIA, AND FUSARIUM. License fee payments are due
         15 days after the end of each business quarter.

3. The DENY product is used in the disease program based on its ability to perform adequately (i.e., Minimum 50% disease reduction). The level of performance should be evaluated either by university replicated trials (some may have already been performed) or in user programs that verify performance based on treated vs. non-treated areas. This criteria should be evaluated in the 1997 growing season. All programs that utilize the DENY will be designated by the use of specific program names. Audit of all program revenue is available for review.

4.       Term of agreement:     Duration of 1996 (pending agreement reached,
                                rate of adaption for BioJect, and availability of inoculum) and entire 1997 calendar year.
                                Beyond 1997, the option to renew the
                                agreement for one year periods will be
                                determined each year by both companies
                                thereafter.

5. Currently there are 90 golf courses that utilize the "Disease Management Program." The program is focused on primarily foliar diseases including, but not limited to, dollar spot (SCLEROTINIA SPP.), PYTHIUM (PYTHIUM SPP.), ANTHRACNOSE (COLLETOTRICHUM SPP.).

6. EcoSoil will cover the cost of regulatory fees in order to obtain required label amendments. Owner of registration is responsible for submitting any and all label amendments required for use in the BioJect system. Stine Microbials and CCT agree to make available all required data to assist EcoSoil in registration for use in BioJect.

7. Sufficient standards are to be constructed for inoculum quality with determination of shelf life under stated storage conditions. Currently, the shelf life standard for the dry product form is one(1) year and for the liquid is six (6) months, both from e date of manufacture/packaging. Any changes must be submitted in writing.
         Any product not provided at these agreed upon shelf life levels will be the responsibility of CCT. No product meeting these shelf life standards can be returned to CCT for credit or refund.

8. EcoSoil has the exclusive rights to distribute the DENY products through an on-site fermentation/injection system. CCT reserves the rights to sell DENY to golf courses through turf distributors for conventional application methods (i.e., boom spray). However, EcoSoil would be allowed the option to exclusively distribute packaged material to distributors already selling BioJect which include Turf Products (Illinois, Wisconsin), Turf Specialty (Maine, Vermont, New Hampshire, Connecticut, Massachusetts, New York, Rhode Island), Davisson Golf (Maryland, Washington, D.C., Virginia, Pennsylvania, New Jersey, Delaware), Commercial Turf Services (Michigan, Ohio), Sarver Irrigation (Ohio, Pennsylvania, New York, West Virginia), Turf Specialties (Indiana), Eco Green (Missouri), Wilbur Ellis (San Diego & Los Angeles, California), Sierra Pacific Turf Supply (San Francisco, CA), Turf Tech (Nevada). It has already been established that Golf Ventures (Florida) already distributes packaged DENY for CCT. Product pricing structure for DENY sold for conventional application methods will be addressed in an addendum to this agreement.

9. EcoSoil will issue to CCT the amount of 2,500 stock options. Details of the options will be included in the documentation with the options.

The undersigned are in agreement with the terms and conditions of this supply agreement.



/s/ Gilbert Crowell                      /s/ John M. Doyle
Gilbert Crowell                              John M. Doyle
President                                    Vice President, Product Development
CCT Corporation                              EcoSoil Systems, Inc.

Date: Oct. 21, 1996                          Date: 17 October 1996